Exhibit 10.17

Performance-Based Vesting

Restricted Stock Unit Grant - U.S. Taxpayers

OM ASSET MANAGEMENT PLC

EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of                       , 20     (the “Grant Date”) between OM Asset Management plc, a public company limited by shares and incorporated under the laws of England and Wales (the “Company”), and                                        (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the OM Asset Management plc Equity Incentive Plan (the “Plan”) for the benefit of the employees of the Company and its Subsidiaries; and

WHEREAS, the Committee, as defined in the Plan, has authorized the Award to the Participant of Restricted Stock Units under the Plan, on the terms and conditions set forth in the Plan and in this Agreement;

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Participant hereby agree as follows:

1.                                      Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

2.                                      Award of Restricted Stock Units.

The Committee hereby grants to the Participant, on the Grant Date set forth above, [insert #] Restricted Stock Units, subject to increase or decrease (including to zero) in accordance with Section 4.

3.                                      Vesting and Forfeiture of Restricted Stock Units.

(a)                                 The Restricted Stock Units, as increased or decreased (including to zero) in accordance with Section 4, will become non-forfeitable and the Risk of Forfeiture shall lapse on [the third anniversary of the Grant Date] [for IPO grants: November 1, 2017] (the “Vesting Date”), provided however that, except as set forth in paragraph (b) below, the Participant is continuously employed by the Company or an Affiliate through the Vesting Date.  If the Participant’s employment with the Company and its Affiliates terminates prior to the Vesting Date for any reason, except as described in paragraph (b), the Restricted Stock Units shall automatically be forfeited, and all of the Participant’s rights to and interest in the Restricted Stock Units shall terminate without payment of consideration as of the date of the Participant’s termination of employment.

(b)                                 If the Participant’s employment with the Company and its Affiliates terminates prior to the Vesting Date as a result of the Participant’s: (i) death; (ii) disability for which the Participant qualifies for benefits under a long-term disability plan sponsored by the Company or an Affiliate; or (iii) involuntary termination without Cause, the Committee may, in its sole discretion, (A) provide that the Participant’s Restricted Stock Units shall not be forfeited upon such termination of employment, and the Participant shall be eligible for settlement of this Award with respect to that number of Restricted Stock Units determined in accordance with Section 4 following the Vesting Date; or (B) where the Participant is subject to a post-termination covenant not to compete with the Company and/or its Affiliates that constitutes a Risk of Forfeiture, provide that the Participant’s Restricted Stock Units shall not be forfeited upon such termination of employment, and that the Participant shall be eligible for settlement of this Award with respect to that number of Restricted Stock Units determined in accordance with Section 4 following the Vesting Date, provided, however, that the Participant complies with the covenant not to compete through to the earlier of (x) the Vesting Date; and (y) the expiration of the noncompete period.

In addition, notwithstanding Section 4, the Committee may, upon the termination of a Participant’s employment in circumstances which, in the sole discretion of the Committee, which need not be uniformly applied with respect to similarly situated Participants, constitute a “retirement” from the Company and its Affiliates, provide that the Participant’s Restricted Stock Units shall not be forfeited upon such termination of employment, and the Participant shall be eligible for settlement of this Award with respect to that number of Restricted Stock Units determined in accordance with Section 4 following the Vesting Date.

4.                                      Adjustment in Number of Restricted Stock Units.

(a)                                 The number of Restricted Stock Units is subject to increase or decrease (including to zero) based on the Relative Three Year TSR, as described in this Section 4.  For purposes of this Agreement:

(i)                                     “Relative Three Year TSR” means the Total Shareholder Return for the Performance Period relative to that of the Peer Group.

(ii)                                  “Total Shareholder Return” means the total appreciation or depreciation in the Market Value of the Stock, plus dividends paid, as calculated by the Committee in its reasonable discretion.

(iii)                               “Performance Period” means [the three-year period ending on the last day of the fiscal year of the Company ending prior to the Vesting Date] [for IPO grants: the three-year period commencing on the effective date of the initial public offering of the Company’s Stock].

(iv)                              “Peer Group” means the Company’s peer group companies set forth in Schedule 1 hereto.

(b)                                 Following completion of the Performance Period, the Committee will calculate the Total Shareholder Return of the Company and that of each of the companies in the Peer Group, and will rank the Company’s performance by percentile against the Peer Group.  Upon the determination by the Committee of the Company’s relative performance, the number of Restricted Stock Units subject to vesting under this Agreement shall be determined by multiplying the number of Restricted Stock Units set forth in Section 2 above by the percentage amount corresponding to the identified percentile ranking as set forth in the table below:

Relative Three Year TSR	Percentage of Target Restricted Share Units Vesting
At or above 75th percentile	200%
Above 50th percentile but below 75th percentile	Straight line sliding scale between 100% and 200%
At 50th percentile	100%
At or above 25th percentile but below 50th percentile	Straight line sliding scale between 0% and 100%
Below 25th percentile	0%

5.                                      Downward Adjustment.  Notwithstanding anything in this Agreement to the contrary, in exceptional circumstances, acting fairly and reasonably, the Committee may apply a downward adjustment to the level of vesting of Restricted Stock Units under Section 4 if, in its opinion, the Relative Three Year TSR performance metric produces a vesting outcome that is materially misaligned with the underlying performance of the Company.  In particular, if there has been a downturn in financial performance or a reduction in the value of the Company either of which is considered by the Committee to be both significant and inconsistent with the calculated vesting outcome, then the Committee may reduce the number of Restricted Stock Units vesting on such basis as it shall deem reasonable.

6.                                      Settlement of Restricted Stock Units.

Within a reasonable period of time after the Vesting Date (and in any event [within the calendar year that follows the last day of the Performance Period)] [for IPO grants: on or before March 15, 2018)], the Company shall pay and transfer to the Participant that number of shares of Stock equal to the aggregate number of Restricted Stock Units, as adjusted pursuant to Section 4, that vested on the Vesting Date.

7.                                      Voting and Dividend Equivalents.

Unless and until shares of Stock are issued by the Company to the Participant in settlement of vested Restricted Stock Units hereunder and are evidenced in book entry form on the records of the Company’s transfer agent in the name of the Participant, Participant shall not be, or have any of the rights or privileges of, a stockholder of the Company.  The Participant shall be entitled to receive payments (without interest or other earnings) equivalent to any dividends declared with respect to shares of Stock referenced in this Award at the time set forth in Section 6, but only if and to the extent the underlying shares of Stock shall have been earned.

8.                                      Authority of the Committee.

This Agreement and the Restricted Stock Units awarded hereunder shall be subject to such rules and regulations as the Committee shall adopt pursuant to the Plan.  All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final, conclusive and binding upon the Participant and any person claiming any interest in the Award made under this Agreement.

9.                                      Withholding.

The Company and its Affiliates shall be entitled to deduct and withhold from any payment of any kind otherwise due to the Participant the minimum amount necessary to satisfy their withholding obligations under any and all federal, state and/or local tax rules or regulations in connection with the Participant’s Award of Restricted Stock Units.  In addition, the Committee may require the Participant to satisfy the minimum withholding tax obligations by any (or a combination) of the following means: (a) a cash, check, or wire transfer; or (b) authorizing the Company or an Affiliate or the trustee of an employee benefit trust holding Stock with respect to the Plan to withhold and, if applicable, sell into the market, from the shares otherwise vesting and deliverable to the Participant, the number of shares having a Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation.

10.                               Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

11.                               No Employment Rights.

The Award of Restricted Stock Units pursuant to this Agreement shall not give the Participant any right to remain employed with the Company or any Affiliate.

12.                               Amendment.

The terms of this Award of Restricted Stock Units as evidenced by this Agreement may be amended by the Committee without the approval of the Participant, subject however to the limitations set out in the Plan, or may be amended by written agreement of the Participant and the Company.  The Company reserves the right to amend the Plan at any time, subject to any limitations set out in the Plan.

13.                               Governing Law.

This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

14.                               Participant Acknowledgment.

By executing this Agreement, the Participant hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms and conditions of the Restricted Stock Unit Award as set forth in this Agreement, subject to the terms and conditions of the Plan.  The Participant hereby further acknowledges and agrees that his or her right to receive or retain this Award, any amount received pursuant to this Award (in cash or shares of Stock), and any profit or gain realized in connection with this Award, is subject to cancellation and recoupment in accordance with the Company’s Claw-back Policy, as in force from time to time.  The Participant understands that the Participant (and not the Company or any of its Affiliates) shall be responsible for the federal, state, local or foreign tax liability and any other tax consequences to the Participant that may arise as a result of the grant of this Award of Restricted Stock Units and the vesting and delivery of shares of Stock as contemplated by this Agreement.  By executing this Agreement, the Participant hereby consents to receive documents in relation to the Plan and this Award by electronic delivery, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.

ATTEST:	OM ASSET MANAGEMENT plc

By:

Its:

, Participant